Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

WASHINGTON TRUST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid		Equity	Common Stock, par value $0.0625 per share	Rule 457(o)
		Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)
		Equity	Depositary Shares	Rule 457(o)
		Debt	Debt Securities	Rule 457(o)
		Other	Warrants	Rule 457(o)
		Other	Purchase Contracts	Rule 457(o)
		Other	Purchase Units	Rule 457(o)
		Other	Subscription Rights	Rule 457(o)
		Other	Units	Rule 457(o)
	(1)	Unallocated (Universal) Shelf	—	Rule 457(o)	$150,000,000	—	$150,000,000	$0.00013810	$20,715
					Total Offering Amounts		$150,000,000		$20,715
					Total Fees Previously Paid				$—
					Total Fee Offset				$—
					Net Fee Due				$20,715
(1)

(A)    An indeterminate number or aggregate principal amount, as applicable, of securities of each identified class is being registered as may from time to time be offered on a primary basis at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities of the registrant that become issuable by reason of any splits, dividends or similar transactions or anti-dilution adjustments.

(B)    Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate initial offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $150,000,000.

(C)    If any debt securities are issued at an original issue discount, the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder.